Exhibit 99.(k)(ii)(3)

Second Amendment to Transfer Agency and Service Agreement

This Amendment No. 2 (“Amendment”), dated October 1, 2019, hereby amends that certain Transfer Agency and Service Agreement by and among each of the Invesco Closed-End Investment Companies, severally and not jointly set forth in Schedule A thereto (each such investment company, a “Fund’’), and Computershare Inc., and its fully owned subsidiary Computershare Trust Company, N.A. (collectively, “Agent”, and individually, “Computershare” and the “Trust Company”, respectively, dated October 1, 2016 (the “Agreement’’).

WITNESSETH:

WHEREAS, the parties desire to amend the Agreement as parties to the Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in compliance with the Agreement, the parties hereby agree as follows;

1.            Amendments to the Fee and Service Schedule for Stock Transfer Services (“Schedule”).

The Schedule is hereby amended as follows:

(a)	Insert the following new fee under the “FEES” section:

“Shareholder Calls and Correspondence:
$60,000.00 (Annually) (to be billed $5,000 Per Month)”

(b)	Insert the following new service to the “Shareholder Communications” section in Section 3 “SERVICES”:

•      “Process Shareholder calls and correspondence”

2.                  Limited Effect.   Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.                  Counterparts.   This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and Computershare Trust Company, N.A. On Behalf of Both Entities: hereto		On Behalf of each of the Invesco closed-end investment companies listed in Schedule A attached

By:	/s/ Dennis V. Moccia	By:	/s/ William J Galvin Jr.

Name:	Dennis V. Moccia	Name:	William J Galvin Jr.

Title:	Senior Manager, Contract Administration	Title:	President IIS

Schedule A

Funds and Classes

FUND	CLASSES	COMMENCEMENT	DIVIDEND
		DATE	FREQUENCY
Invesco Advantage Municipal Income Trust II	Common	October 1, 2016	Monthly
Invesco Bond Fund	Common	October 1, 2016	Monthly
Invesco California Value Municipal Income Trust	Common	October 1, 2016	Monthly
Invesco Dynamic Credit Opportunities Fund	Common	October 1, 2016	Monthly
Invesco High Income 2023 Target Term Fund	Common	November 7, 2016	Monthly
Invesco High Income 2024 Target Term Fund	Common		Monthly
Invesco High Income Trust II	Common	October 1, 2016	Monthly
Invesco Municipal Income Opportunities Trust	Common	October 1, 2016	Monthly
Invesco Municipal Opportunity Trust	Common	October 1, 2016	Monthly
Invesco Municipal Trust	Common	October 1, 2016	Monthly
Invesco Pennsylvania Value Municipal Income Trust	Common	October 1, 2016	Monthly
Invesco Quality Municipal Income Trust	Common	October 1, 2016	Monthly
Invesco Senior Income Trust	Common	October 1, 2016	Monthly
Invesco Trust for Investment Grade Municipals	Common	October 1, 2016	Monthly
Invesco Trust for Investment Grade New York Municipals	Common	October 1, 2016	Monthly

Invesco Municipal Income Opportunities Trust	Preferred	November 1, 2017	Monthly

Rev. 8/27/2019